Exhibit 4(a)(5)

JANSSEN PHARMACEUTICAL	JANSSEN ALZHEIMER IMMUNOTHERAPY
State Road 933 KM 0.1	(F/K/A JUNO NEUROSCIENCES)
Mamey Ward	Little Island Industrial Estate, Little Island
Gurabo, Puerto Rico 00778	County Cork, Ireland
September 14, 2009
Elan Corporation, plc
     Treasury Building
      Lower Grand Canal Street
      Dublin 2, Ireland
Athena Neurosciences, Inc.
Crimagua Limited
Elan Pharmaceuticals, Inc.
Elan Pharma International Limited
      c/o Elan Corporation, plc
      Treasury Building
      Lower Grand Canal Street
      Dublin 2, Ireland
Keavy Finance plc (f/k/a Keavy Holdings plc)
      c/o Suite 211, Fitzwilliam Business Centre
      77 Sir John Rogerson’s Quay
      Dublin 2, Ireland
Letter Agreement
          Reference is made to (i) the Asset Purchase Agreement dated as of July 2, 2009 (the “Asset Purchase Agreement”), among Janssen Pharmaceutical, an Irish Unlimited Company (“Jupiter Parent”), Janssen Alzheimer Immunotherapy (f/k/a Juno Neurosciences), an Irish Unlimited Company, Elan Corporation, plc, an Irish Public Limited Company (“Lucky Parent”), Athena Neurosciences, Inc., a Delaware corporation, Crimagua Limited, an Irish Limited Company, and Elan Pharmaceuticals, Inc., a Delaware corporation, (ii) the Strategic Financing and Collaboration Agreement dated as of July 2, 2009 (the “Strategic Financing Agreement”), between Elan Pharma International Limited, an Irish private limited company (“EPIL”), and Jupiter Parent, (iii) the Subscription and Transfer Agreement dated as of July 2, 2009 (the “Subscription Agreement”), among Lucky Parent, Keavy Finance plc (f/k/a Keavy Holdings plc), an Irish Public Limited Company, and Jupiter Parent and (iv) the legal proceedings involving EPIL and Biogen Idec Inc. (together with its affiliates and any of its direct or indirect successors or assigns under the Existing Collaboration Agreement, “Biogen”) before the Honorable Deborah A. Batts in the United States District Court for the Southern District of New York (09-Civ-6928) (the “Litigation”). Except as provided otherwise in this letter agreement, capitalized terms used but not defined in this letter agreement shall have the meanings ascribed thereto in the Asset Purchase Agreement. For purposes hereof, “Existing Collaboration Agreement” means that certain Antegren Development and Marketing Collaboration Agreement dated as of August 15,

2000 (including that certain letter agreement dated as of June 20, 2003), between EPIL and Biogen, as amended from time to time.
          Whereas, as a result of the Litigation the parties desire to provide for certain agreements and arrangements in connection with the closing of the transactions contemplated by the Asset Purchase Agreement and the Transaction Documents (together, the “Specified Documents”).
          Now, therefore, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.	Modifications to Specified Documents.
The following modifications shall be made to the Specified Documents:
(a) the following definitions set forth in clause 1.1 of the Subscription Agreement shall be, and hereby are, restated in their entirety as follows:
Elan Placing ADSs Subscription Amount means US$329,620,340.22;
Subscriber Subscription Amount means US$555,379,659.78;
Total Consideration means US$885,000,000.00;
(b) the Strategic Financing Agreement shall be, and hereby is, terminated in its entirety and shall be of no force and effect (it being agreed that (i) neither the existence of the Strategic Financing Agreement prior to the date hereof nor such termination shall, in and of itself, give rise to the failure of a closing condition under the Asset Purchase Agreement or the Subscription Agreement and (ii) the Strategic Financing Agreement (A) as of the date hereof has not, and in the future shall not, become effective and (B) as of the date hereof does not, and in the future shall not, have any force or effect);
(c) the references to “15 September 2009” in clause 2.7 of the Subscription Agreement and to “September 15, 2009” in Section 7.01(a)(ii) of the Asset Purchase Agreement shall be, and hereby are, each replaced with “21 September 2009” and “September 21, 2009”, respectively;
(d) clause 6.1 of the Subscription Agreement shall be, and hereby is, replaced in its entirety with the following: “Completion will take place at 8:00am (Irish time) on September 17, 2009, provided that if the last of the Conditions (other than the Conditions that by their terms are to be satisfied at Completion, but subject to the satisfaction or waiver of such Conditions at Completion) shall not have been fulfilled (or waived) prior to such date and time, Completion will take place at 8:00am (Irish time) on the first Business Day after the fulfilment (or waiver) of the last of the Conditions (other than the Conditions that by their terms are to be satisfied at Completion, but subject to the satisfaction or waiver of such Conditions at Completion) (or at such other date and time as the parties may agree), in each case, at such place as Elan shall reasonably direct.”;
(e) the following text shall be, and hereby is, added to the end of the clause (g) of Section 5.1 of the Shareholders’ Agreement: “, except Indebtedness owing to the

Company or a Subsidiary of the Company; provided that no Person other than the Company or a Subsidiary of the Company holds any interest in such Indebtedness”; and
(f) clause (i) of Section 5.1(j) of the Shareholders’ Agreement shall be, and hereby is, replaced in its entirety with the following: “(i) transactions on terms and conditions that are consistent in all material respects with the results that would have been realized if the Company or such Subsidiary had engaged in such transaction under the same circumstances with an unaffiliated third party (such determination to be made in good faith by the Company applying the guidelines and methodologies of Affiliated entities of the Company),”.
2.	Transaction Documents.
The parties hereto acknowledge and agree that this letter agreement shall be, and hereby is, deemed to be a Transaction Document (as such term is defined in each of the Asset Purchase Agreement and the Subscription Agreement) with the same effect as if identified as such in each of the Asset Purchase Agreement and the Subscription Agreement, respectively. The parties hereto further acknowledge and agree that the Strategic Financing Agreement shall no longer be deemed to be a Transaction Document for purposes of the Asset Purchase Agreement, the Subscription Agreement or any other Transaction Document; provided, however, that (i) the Strategic Financing Agreement shall continue to be deemed to be a Transaction Document for purposes of determining whether the existence of the Strategic Financing Agreement prior to the date hereof (including the Strategic Financing Agreement being a Transaction Document prior to the date hereto) results in or provides the basis for any Elan Warranty Claim (as defined in the Subscription Agreement) or any rights on the part of Jupiter Parent or any indemnified person (as defined in Schedule 6 to the Subscription Agreement) pursuant to clause 8 of the Subscription Agreement arising out of, or based upon, the existence of the Strategic Financing Agreement prior to the date hereof (including the Strategic Financing Agreement being a Transaction Document prior to the date hereof) and (ii) nothing in this letter agreement shall be deemed to constitute a waiver by Jupiter Parent or any such indemnified person in respect of any breach or inaccuracy of any representation or warranty set forth in any Transaction Document arising out of, or based upon, the existence of the Strategic Financing Agreement prior to the date hereof (including the Strategic Financing Agreement being a Transaction Document prior to the date hereof); provided, further, however, that neither Jupiter Parent nor any other indemnified person shall have any claim under any of the Specified Documents arising out of, or based upon, the failure of the Strategic Financing Agreement to become effective or have any force or effect or the resulting loss of any rights by Jupiter Parent or any of its Affiliates under the Strategic Financing Agreement.
3.	Miscellaneous.
Except as expressly set forth herein, this letter agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any of the Specified Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect. For clarity, nothing in this letter agreement shall reduce, by implication or otherwise, the number of Placing ADSs (as defined in the Subscription Agreement) deliverable to Jupiter Parent under the Subscription Agreement.
This letter agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be deemed or construed to give to any other person any legal or equitable rights whatsoever.

No party may assign or transfer this letter agreement or any of its rights and/or obligations hereunder without the prior written consent of the other parties. Any attempted assignment of this letter agreement in violation of the foregoing provisions shall be void and of no force and effect.
This letter agreement may not be amended and no provision hereof may be waived or modified except in each case by an instrument in writing signed by each of the parties. All notices and communications hereunder shall be made in accordance with the notice provisions of the Asset Purchase Agreement, the Strategic Financing Agreement or the Subscription Agreement, as applicable. The provisions of Sections 5.05(b) (Confidentiality), 5.09 (Publicity), 9.04(a) (Interpretation), 9.06 (Entire Agreement), 9.07 (Severability), 9.08 (Consent to Jurisdiction), 9.09 (Governing Law), 9.10 (Waiver of Jury Trial) and 9.11 (Enforcement in Equity and at Law) of the Asset Purchase Agreement shall apply to this letter agreement, mutatis mutandis, as though fully set forth herein. Notwithstanding the provisions of Section 5.05(b) (Confidentiality) of the Asset Purchase Agreement being incorporated herein by reference, an executed copy of this letter agreement may be provided to Biogen and/or any court in connection with legal proceedings between Biogen and EPIL, in each case, on a confidential basis.
For the avoidance of doubt, and notwithstanding the preceding paragraph of this letter agreement, the provisions of each Transaction Document (as such term is defined in the Asset Purchase Agreement and the Subscription Agreement) in relation to choice of jurisdiction and governing law will continue to be of full force and effect for the purposes of any suits, actions or other preceding arising out of such Transaction Document or arising out of any transaction contemplated by such Transaction Document.
This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or other customary means of electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
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          If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this letter agreement shall become a binding agreement.

Very truly yours, JANSSEN PHARMACEUTICAL
by	/s/ Paul G. Wulfing
	Name:	Paul G. Wulfing
	Title:	Director

JANSSEN ALZHEIMER IMMUNOTHERAPY
by	/s/ Gerard Collins
	Name:	Gerard Collins
	Title:	Director

Accepted and agreed to as of the date first written above:

ELAN CORPORATION, PLC
by	/s/ Shane Cooke
	Name:	Shane Cooke
	Title:	Director

ATHENA NEUROSCIENCES, INC.
by	/s/ John L. Donahue
	Name:	John L. Donahue
	Title:	Assistant Secretary

CRIMAGUA LIMITED
by	/s/ Shane Cooke
	Name:	Shane Cooke
	Title:	Director

ELAN PHARMACEUTICALS, INC.
by	/s/ John L. Donahue
	Name:	John L. Donahue
	Title:	Assistant Secretary

ELAN PHARMA INTERNATIONAL LIMITED
by	/s/ Shane Cooke
	Name:	Shane Cooke
	Title:	Director

KEAVY FINANCE PLC
by	/s/ Peter O’Leary
	Name:	Peter O’Leary
	Title:	Director